Exhibit 99.1

             Uranium Resources, Inc. Reports Third Quarter Results


    -- Redeployed assets from Vasquez property and recognized impairment

    -- Additional drilling rigs and logging tools enables $3.5 million development program at South Texas properties

    Business Editors

    LEWISVILLE, Texas--(BUSINESS WIRE)--Nov. 14, 2006--Uranium Resources, Inc. (OTCBB: URRE) ("URI"), a uranium exploration, development and mining company, announced today its financial results for the third quarter and nine-month period of 2006 which ended September 30, 2006. In the third quarter of 2006, URI produced 72,630 pounds of uranium compared with production in the third quarter of 2005 of 65,797 pounds. Production for July, August, and September 2006 was 28,000, 14,000, and 30,000 pounds of uranium, respectively. Total production for the first nine months of 2006 was 187,000 pounds.

    Revenue in the 2006 third quarter was $2.8 million based on sales of 69,951 pounds of uranium at an average price of $39.54 per pound. This compares with revenue of $1.3 million based on sales of 74,340 pounds of uranium at an average price of $17.00 per pound in the third quarter of 2005. Higher prices received per pound in the 2006 third quarter more than offset the lower quantity of pounds sold.

    Production costs for the third quarter of 2006 were $56.92 per pound compared with $23.57 per pound in the prior year's third quarter. The higher production costs were primarily due to higher capital and operating costs compared with the prior year and also due to the change in the estimated recovery factor for the Vasquez project from 70% to 50%. Production costs in the third quarter 2006 include $4.23 per pound from inventory adjustments from a lower of cost or market adjustment at September 30, 2006, and exclude $8.91 per pound for a lower of cost or market adjustment made at June 30, 2006. Production costs in the third quarter of 2005 include $5.06 per pound resulting from a lower of cost or market adjustment at September 30, 2005. Production costs at the Kingsville Dome project were $35.16 per pound for the third quarter of 2006 and $33.12 per pound year-to-date in 2006.

    Net loss for the third quarter of 2006 was $6.0 million, or $0.12 per diluted share, compared with net loss of $2.0 million, or $0.05 per diluted share, in the same period last year. The third quarter 2006 loss included an impairment provision for the Vasquez project of approximately $3.3 million. This impairment was necessitated as a result of the carrying value of the assets exceeding their fair value at September 30, 2006. The Company expects that the annual update by an outside engineer of the estimated recoverable reserves at Vasquez will result in a lowering of the Company's reserve estimate.

    Our third quarter production consisted of 26,074 pounds from our Vasquez project and 46,556 from our Kingsville Dome project. Our Kingsville Dome project commenced production in the second quarter of 2006. Last year's third quarter production of 65,797 pounds was produced completely from the Vasquez project. As discussed, given the challenges at this property, its level of production has measurably declined and was below expectations.

    Production and Plans

    Texas Properties

    The Vasquez project has provided significant technical challenges since its inception in 2004 due to the unique geochemical composition of its ore body and the degree of re-reduction found in the uranium deposited within the formation. When uranium has been "re-reduced" it has in nature been oxidized, reduced and then subjected to additional reductants which results in the uranium being less accepting of oxidation for extraction. These factors have contributed to our production costs at Vasquez rising from $20.32 per pound in 2005 to over $46.00 per pound in 2006.

    The Company is evaluating its future production plans for Vasquez, which will be based on a number of factors including additional information from technical analyses and the continued strength of the uranium market.

    Since the end of the quarter, URI redeployed most of its exploration and development equipment from Vasquez to the Kingsville Dome and Rosita projects. All three properties are located in South Texas. The Company has historically produced from the Kingsville Dome and Rosita projects using the in-situ recovery mining process. From 1988 through 1999, URI produced 6.1 million pounds from these properties.

    At the Kingsville Dome project, the first of two new wellfields is scheduled to come online at the end of November. At Rosita, URI expects its first wellfield to begin production in early 2007.

    In October, URI initiated a $3.5 million development program to drill up to 575,000 feet (approximately 1,440 holes) on properties surrounding the Kingsville Dome and Rosita projects. The objective of this program is to drill out the properties' uranium-bearing trends, which will identify and delineate the Texas reserves that may be available for the Company to mine over the next 3-5 years. This in turn will allow URI to develop these reserves in a manner and sequence that will generate the highest economic return. This program has been accelerated by the addition of 5 drill rigs since September, and the delivery of the first of two additional prompt fission neutron (PFN) logging tools in early November. The Company expects to complete this program by the end of the first quarter of 2007.

    Dave Clark, President and COO of URI, commented, "We are taking what believe to be the measured steps necessary to develop our uranium assets profitability, so we can capitalize on the strength of the market."

    New Mexico Properties

    The Company announced on November 10, 2006, that it had launched an internal evaluation to determine the feasibility of developing a conventional mining and a milling complex based on several of the Company's New Mexico properties that are less amenable to in-situ recovery mining methods. The area has historically been the most prolific uranium production area in the United States and the Company has more than 183,000 acres of mineral holdings in the region, excluding its Churchrock and Crownpoint properties. In addition, there are a number of mine shafts in place on some of the Company's properties, which are expected to reduce cost and time for development once all permits are received.

    URI is currently awaiting a ruling by the Environmental Protection Agency for determination of the Indian Country Status of Section 8 at its Churchrock property in New Mexico for which it has a Nuclear Regulatory Commission license. It is anticipated that, whatever the ruling, either side will appeal, therefore requiring further time before the permitting process is complete. The permit process must be complete before any exploration and development activities can begin on the property.

    URI has entered into a letter of intent with Itochu Corporation for the development of Section 8 and 17 at the Churchrock property. It anticipates a final joint venture agreement before the end of 2006.

    Nine-Month Review

    In the first nine months of 2006, URI produced 187,412 pounds of uranium. Of this production, 117,395 pounds were from its Vasquez project and 70,017 were from its Kingsville Dome project, which commenced production in the second quarter of 2006. Production in the first nine months of 2005 was 239,738, all of which was produced from the Vasquez project.

    In the first nine months of 2006, URI sold 199,921 pounds compared with sales of 219,000 pounds in the same period of 2005. For the 2006 nine-month period, URI had revenue of $5.7 million ($28.41 per pound) compared with $4.0 million ($18.40 per pound) in the same period last year. The increase in the sales revenue per pound in 2006 resulted from new contracts entered into with the Company's two customers in March 2006. Revenue in 2005 included $253,000 from the renegotiation of the contracted price for sales that were made in 2004.

    Production costs for the nine-month periods of 2006 and 2005 were $42.46 and $15.96, respectively. This year's production costs include the same impacts and adjustments as noted previously for the third quarter.

    For the nine months ended September 30, 2006 and 2005, we had net earnings of $24.1 million and a net loss of $14.5 million, respectively. The earnings in 2006 included a non-cash gain on derivatives of $34.8 million and a non-cash impairment provision for the Vasquez project of $3.3 million. The loss in 2005 included a non-cash loss on derivatives of $12.1 million.

    Liquidity

    From April to September 2006, URI's cash burn rate averaged $1.5 to $1.6 million per month. Cash balance at September 30, 2006 was $26.5 million. The Company anticipates that its operating and capital requirements for the remainder of 2006 and 2007 will be met through existing cash and cash generated from operations.

    Mr. Clark concluded, "We are an asset rich company with an excellent opportunity to capitalize on these assets. We're focused on turning around our Texas operations, pursuing final permitting for our NRC licensed Churchrock property in New Mexico and on completing the necessary feasibility studies, rights, licenses and permits on the 183,000 acres of other mineral rights we own in New Mexico."

    Teleconference and Webcast

    The Company is hosting a teleconference and webcast at 10:30 a.m. ET. Wednesday, November 15, 2006. During the teleconference, David Clark, President and Chief Operating Officer, will review the financial and operating results for the period and discuss URI's corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (913) 312-1297 approximately 20 minutes prior to the call. Alternatively, it can be listened to at the Company's website http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    An archive of the teleconference can also be heard by calling
(719) 457-0820 and entering passcode 9714076. The telephonic replay will be available from 1:30 p.m. ET the day of the teleconference until 11:59 p.m. Wednesday, November 22, 2006. The archived webcast will be at http://www.uraniumresources.com. A transcript will also be posted once available.

    ABOUT URANIUM RESOURCES, INC.

    Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has three ISR mining projects. URI has mineral rights in Texas and New Mexico. Its strategy is to fully exploit its resource base to take advantage of the strong global market for uranium.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.



                       Uranium Resources, Inc.
                     Consolidated Balance Sheets

                                          September 30,  December 31,
                                          ------------- --------------
                                              2006          2005
                                          ------------- --------------
                                           (Unaudited)
Current assets:
  Cash and cash equivalents               $ 26,466,678  $   5,852,716

  Receivables, net                             570,679         32,940
  Uranium and materials/supplies
   inventory                                 1,213,721        707,949
  Prepaid and other current assets             346,825        269,835
                                          ------------- --------------
   Total current assets                     28,597,903      6,863,440
                                          ------------- --------------

Property, plant and equipment, at cost:
  Uranium properties                        61,555,774     51,662,223
  Other property, plant and equipment          398,362        302,164
  Less-accumulated depreciation,
   depletion and impairment                (47,706,578)   (43,275,660)
                                          ------------- --------------
   Net property, plant and equipment        14,247,558      8,688,727

Notes receivable                                39,819             --

Other assets                                 2,354,982      1,072,026
Long-term investment:
   Certificate of deposit, restricted        1,954,377      1,288,411
                                          ------------- --------------
                                          $ 47,194,639  $  17,912,604
                                          ============= ==============
Current liabilities:
  Accounts payable                        $  2,060,414  $   1,139,005
  Current portion of restoration reserve     1,295,795      1,061,491
  Accrued interest and other accrued
   liabilities                                 477,131        432,683
  Unrealized loss on derivatives, current
   portion                                          --     20,424,291
  Current portion of long-term debt             36,369        175,833
  Other deferred credits                       461,640             --
                                          ------------- --------------
   Total current liabilities                 4,331,349     23,233,303
                                          ------------- --------------

Other long-term liabilities and deferred
 credits                                     4,366,922      3,823,015

Unrealized loss on derivative, net of
 current portion                                    --     26,396,656

Long-term debt, less current portion           506,424        450,000
Commitments and contingencies (Notes 1, 2
 and 3)
Shareholders' equity:*
  Common stock, $.001 par value, shares
   authorized: 200,000,000; shares issued
   and outstanding (net of treasury
   shares): 2006--51,735,089;
  2005--40,952,128                              51,773         40,990
  Paid-in capital                          124,930,206     75,013,668
  Accumulated deficit                      (86,982,617)  (111,035,610)
  Less: Treasury stock (38,125 shares),
   at cost                                      (9,418)        (9,418)
                                          ------------- --------------
   Total shareholders' equity (deficit)     37,989,944    (35,990,370)
                                          ------------- --------------
                                          $ 47,194,639  $  17,912,604
                                          ============= ==============


    These financial statements should be read in conjunction with the footnotes associated with these statements and provided in the Company's filings with the SEC. Shareholders' equity information reflects the effect of a reverse 1 for 4 stock split made effective April 11, 2006.



                       Uranium Resources, Inc.
                Consolidated Statements of Operations

                     Three Months Ended         Nine Months Ended
                        September 30,             September 30,
                  ------------------------- --------------------------
                     2006         2005         2006          2005
                  ------------ ------------ ------------ -------------
Revenues:
 Uranium sales--  $ 2,765,606  $ 1,263,381  $ 5,678,965  $  4,030,293
                  ------------ ------------ ------------ -------------
  Total revenue     2,765,606    1,263,381    5,678,965     4,030,293
Costs and
 expenses:
 Cost of uranium
  sales--
  Royalties and
   commissions        241,523       85,478      490,849       268,977
  Operating
   expenses         1,556,587    1,226,868    4,674,015     2,454,685
  Accretion /
   amortization
   of restoration
   reserve             86,171       97,133      360,479       268,365
  Depreciation
   and depletion    2,425,327      543,622    3,814,416     1,107,458
  Exploration
   expenses                --           --      234,646            --
  Impairment of
   uranium
   properties       3,260,201           --    3,260,201            --
  (Gain) loss on
   derivatives             --      647,935  (34,820,947)   12,094,304
                  ------------ ------------ ------------ -------------
    Total (gain
     on) cost of
     uranium
     sales          7,569,809    2,601,036  (21,986,341)   16,193,789
                  ------------ ------------ ------------ -------------
 Earnings (loss)
  from operations
  before
  corporate
  expenses         (4,804,203)  (1,337,655)  27,665,306   (12,163,496)

 Corporate
  expenses--
  General and
   administrative   1,557,083      708,543    4,214,096     2,326,748
  Depreciation          9,949        4,447       23,008        12,797
                  ------------ ------------ ------------ -------------
    Total
     corporate
     expenses       1,567,032      712,990    4,237,104     2,339,545
                  ------------ ------------ ------------ -------------
Earnings (loss)
 from operations   (6,371,235)  (2,050,645)  23,428,202   (14,503,041)

Other income
 (expense):
 Interest expense      (1,370)     (17,795)      (5,703)      (37,478)
 Interest and
  other income,
  net                 383,549       50,469      630,494        82,917

 Net earnings
  (loss)          $(5,989,056) $(2,017,971) $24,052,993  $(14,457,602)
                  ============ ============ ============ =============

Net earnings
 (loss) per
 common share:*
 Basic            $     (0.12) $     (0.05) $      0.51  $      (0.41)
                  ============ ============ ============ =============
 Diluted          $     (0.12) $     (0.05) $      0.48  $      (0.41)
                  ============ ============ ============ =============

Weighted average
 common shares
 and common
 equivalent
 shares per share
 data:*
 Basic             51,735,089   37,904,573   47,184,096    35,255,486
                  ============ ============ ============ =============
 Diluted           51,735,089   37,904,573   49,804,986    35,255,486
                  ============ ============ ============ =============


    Net earnings (loss) per share and weighted average common shares information reflects the effect of a reverse 1 for 4 stock split made effective April 11, 2006.



                       Uranium Resources, Inc.
                Consolidated Statements of Cash Flows

                                                Nine Months Ended
                                                  September 30,
                                           ---------------------------
                                               2006          2005
                                           ------------- -------------

Net earnings (loss)                        $ 24,052,993  $(14,457,602)
Reconciliation of net earnings (loss) to
 cash provided by (used in) operations--
   (Gain) loss on derivatives               (34,820,947)   12,094,304
   Accretion/amortization of restoration
    reserve                                     360,479       268,365
   Depreciation and depletion                 3,837,424     1,120,255
   Decrease in restoration and reclamation
    accrual                                    (684,979)     (715,235)
   Stock compensation expense                 1,228,619       443,960
   Impairment of uranium properties           3,260,201            --
   Other non-cash items, net                    318,342       288,254

Effect of changes in operating working
 capital items--
  (Increase) decrease in receivables           (577,557)      341,774
  (Increase) decrease in inventories             42,999      (255,378)
  Increase in prepaid and other current
   assets                                      (295,483)     (255,742)
  Increase in payables, accrued
   liabilities and deferred credits           1,427,497     1,154,297
                                           ------------- -------------
Net cash provided by (used in) operations    (1,850,412)       27,252

Investing activities:
  Increase in certificate of deposit,
   restricted                                  (665,966)      (46,746)
  Settlement of derivative instrument       (12,000,000)           --
  Additions to property, plant and
   equipment--
   Kingsville Dome                           (8,499,106)     (381,113)
   Vasquez                                   (3,078,092    (2,709,512)
   Rosita                                    (1,047,125)      (24,028)
   Rosita South                                 (83,837)           --
   Churchrock                                  (268,866)     (241,807)
   Crownpoint                                   (66,621)     (342,066)
   Other property                              (110,386)     (100,168)
  Other assets                                 (220,000)           --
                                           ------------- -------------
Net cash used in investing activities       (26,039,999)   (3,845,440)

Financing activities:
  Proceeds from (payments on) borrowings        (11,473)      600,000
  Issuance of common stock, net              48,515,846    13,088,964
                                           ------------- -------------
Net cash provided by financing activities    48,504,373    13,688,964
                                           ------------- -------------
Net increase (decrease) in cash and cash
 equivalents                                 20,613,962     9,870,776
Cash and cash equivalents, beginning of
 period                                       5,852,716       268,866
                                           ------------- -------------
Cash and cash equivalents, end of period   $ 26,466,678  $ 10,139,642
                                           ============= =============

    CONTACT: Uranium Resources, Inc.
             David N. Clark, 361-883-3990
             President and COO
             or
             Investors:
             Kei Advisors LLC
             Deborah K. Pawlowski / James M. Culligan
             716-843-3908 / 716-843-3874
             dpawlowski@keiadvisors.com / jculligan@keiadvisors.com